Exhibit 99.1

Inventure Foods Reports Second Quarter 2014 Results

Revenues Increased 33.9% to $71.9 Million;

Earnings per Diluted Share $0.12

PHOENIX, July 31, 2014 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods”), a leading specialty food marketer and manufacturer, today reported financial results for the second quarter and six months ended June 28, 2014.

Second Quarter 2014 Highlights

•                  Net revenues increased 33.9% to $71.9 million.

•                  EBITDA* increased 79.7% to $6.4 million.

•                  Diluted earnings per share were $0.12.

Year-to-Date Fiscal 2014 Highlights

•                  Net revenues increased 36.3% to $139.4 million.

•                  EBITDA* increased 72.8% to $11.5 million.

•                  Diluted earnings per share were $0.20.

“We reported very strong second quarter EBITDA growth of 79.7% fueled by a strong net revenue increase of 33.9%,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “Our healthy/natural line increased 57.5%, and now represents over 80% of our business.  Our overall success this quarter was driven by 79.1% growth of our Boulder Canyon brand, 13.9% growth in frozen berries and the addition of our newly acquired Fresh Frozen Foods business.  During the second quarter, we generated a 170 basis point improvement in gross margin, largely driven by a 470 basis point improvement in our snack segment. The continued strong execution of our 2014 strategic initiatives allowed us to deliver another strong quarter of double digit earnings growth.”

(All comparisons above are to the second quarter and first six months of 2013)

*Please see the tabular reconciliation of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures included at the end of this press release for the definition and information concerning certain items affecting comparability and reconciliations of the non-GAAP term EBITDA to the most comparable GAAP financial measures.

Second Quarter Fiscal 2014

Net revenues increased 33.9% to $71.9 million, compared to $53.7 million in the prior year period. The increase in net revenues was due to a 57.5% increase in the healthy/natural product portfolio, partially offset by the Company’s decision to discontinue approximately $1.5 million in lower margin sales. Gross profit as a percent of net revenues increased 170 basis points to 18.7%, compared to 17.0% in the prior year. This increase is due to a 470 basis point improvement in the Company’s snack segment as a result of improved product and channel mix with stronger emphasis on higher margin branded products.

Selling, general and administrative expenses increased $2.1 million, or 31.0%, to $9.0 million, compared to $6.9 million in the prior year period. As a percentage of net revenues, selling, general and administration expenses decreased 20 basis points to 12.6%, compared to 12.8% in the prior year period. The Company continued to leverage the fixed cost portion of SG&A expenses.

Net income was $2.5 million, or $0.12 diluted earnings per share for the second quarter of 2014, compared to $1.4 million, or $0.07 diluted earnings per share for the second quarter of 2013.

Year to Date Fiscal 2014

Consolidated net revenues for the six months ended June 28, 2014 increased 36.3% to $139.4 million, compared to $102.2 million in the prior year period.  Gross profit increased 39.3% to $25.0 million, compared to $18.0 million in the prior-year period. This was primarily driven by margin enhancements within the Company’s snack segment. Net income increased 65.2% to $4.1 million, compared to net income of $2.5 million in the prior year.  Fully diluted earnings per share for the first six months of 2014 were $0.20, versus $0.13 during the same period in 2013.  Consolidated EBITDA increased 72.8% to $11.5 million, or 8.3% of net revenues.

Segment Review

The Company has two reportable segments: frozen and snack. The frozen product segment includes frozen fruits, vegetables and beverages, for sale primarily to groceries, club stores and mass merchandisers. The snack segment includes manufactured potato chips, kettle chips, potato crisps, potato skins, pellet snacks, sheeted dough products, cereal and extruded product for sale primarily to snack food distributors and retailers.

Frozen Segment: Net revenues during the second quarter increased 58.1% to $44.1 million, compared to $27.9 million in the prior year period. Gross profit increased $2.7 million, or 59.7%, to $7.1 million, compared to $4.4 million in the prior year period. As a percentage of net revenues, gross profit increased 20 basis points to 16.1%.

Net revenues for the first six months increased 60.9% to $87.8 million, compared to $54.6 million in the prior year period. Gross profit increased $5.5 million, or 59.1% to $14.9 million, compared to $9.4 million in the prior year period.

Snack Segment: Net revenues during the second quarter increased 7.6% to $27.7 million, compared to $25.8 million in the prior year period.  Gross profit increased $1.7 million, or 35.6%, to $6.4 million, compared to $4.7 million in the prior year period.  As a percentage of net revenues, gross profit increased 470 basis points to 22.9%.

Net revenues for the first six months increased 8.2% to $51.6 million, compared to $47.7 million in the prior year period. Gross profit increased $1.5 million, or 17.6%, to $10.1 million, compared to $8.6 million in the prior year period.

Mr. McDaniel concluded, “Our team successfully executed on our ongoing initiative to generate healthy EBITDA growth through a focus on strong sales growth, enhancing margins and leveraging the capabilities of our acquired businesses.  Going forward, we remain focused on the successful execution of our strategic initiatives to further strengthen our brand portfolios, expand our margin profile and increase profitability long-term. We fully expect the momentum we have built in the first half to continue for the balance of the year.”

Conference Call

The Company will hold an investor conference call today, Thursday, July 31, 2014, at 11:00 a.m. Eastern time. To participate on the live call listeners in North America may dial (877) 853-7702 and international listeners may dial (408) 940-3848. In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at www.inventurefoods.com and will be archived online for one year.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, Oregon and Georgia, Inventure Foods, Inc. (SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods®, Jamba®, Seattle’s Best Coffee®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit CompanyTM, Fresh FrozenTM and Bob’s Texas Style®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Contact

John Mills/Katie Turner, ICR (646) 277-1200

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, our ability to improve business profitability to support our future growth, execute our ongoing initiative to generate healthy EBITDA growth through a focus on strong sales growth, enhancing margins and leveraging the capabilities of our acquired businesses, expand our distribution and further explore new product categories, execute our strategic initiatives to further strengthen our brand portfolios, expand our margin profile and increase profitability long-term. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net revenues	$71,852	$53,677	$139,361	$102,214
Cost of revenues	58,396	44,541	114,342	84,253
Gross profit	13,456	9,136	25,019	17,961
Selling, general & administrative expenses	9,024	6,889	17,422	13,846
Operating income	4,432	2,247	7,597	4,115
Interest expense, net	584	171	1,254	391
Income before income taxes	3,848	2,076	6,343	3,724
Income tax provision	1,376	669	2,274	1,261
Net income	$2,472	$1,407	$4,069	$2,463

Earnings per common share:
Basic	$0.13	$0.07	$0.21	$0.13
Diluted	$0.12	$0.07	$0.20	$0.13

Weighted average number of common shares:
Basic	19,468	19,307	19,453	19,257
Diluted	19,960	19,702	19,942	19,698

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 28, 2014	December 28, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$878	$910
Accounts receivable, net allowance	21,814	23,618
Inventories	49,755	43,086
Deferred income tax asset	740	755
Other current assets	2,299	1,223
Total current assets	75,486	69,592

Property and equipment, net	55,953	50,140
Goodwill	23,064	23,064
Trademarks and other intangibles, net	25,022	25,624
Other assets	1,638	1,671
Total assets	$181,163	$170,091

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$20,404	$19,380
Accrued liabilities	11,207	10,121
Current portion of long-term debt	6,128	6,110
Total current liabilities	37,739	35,611

Long-term debt, less current portion	58,808	61,865
Line of credit	13,425	3,223
Deferred income tax liability	4,203	4,188
Interest rate swaps	449	526
Other liabilities	2,300	5,525
Total liabilities	116,924	110,938

Shareholders’ equity:
Common stock	199	198
Additional paid-in capital	31,929	30,960
Accumulated other comprehensive loss	(198)	(244)
Retained earnings	32,780	28,710
	64,710	59,624

Less: treasury stock	(471)	(471)
Total shareholders’ equity	64,239	59,153
Total liabilities and shareholders’ equity	$181,163	$170,091

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

(in thousands)

(unaudited)

	Quarter Ended		Six Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Reconciliation — EBITDA (1):
Reported net income	$2,472	$1,407	$4,069	$2,463
Add back: Interest, net	584	171	1,254	391
Add back: Income tax provision	1,376	669	2,274	1,261
Add back: Depreciation	1,705	1,332	3,321	2,545
Add back: Amortization of intangible assets	301	3	602	5
EBITDA	$6,438	$3,582	$11,520	$6,665

(1)   This press release includes the financial measure “EBITDA”.  This measurement is deemed a “non-GAAP financial measure” under the rules of the SEC, including Regulation G.  This non-GAAP financial measure may be determined or calculated differently by other companies.  EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles.